EX-99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 18, 2016, relating to the financial statements and financial highlights of Waddell & Reed Advisors Bond Fund and Waddell & Reed Advisors Government Securities Fund, two of the series constituting Waddell & Reed Advisors Funds, appearing in the Annual Report on Form N-CSR of Waddell & Reed Advisors Funds for the year ended September 30, 2016. We also consent to the references to us under the headings “Other Service Providers” and “Appendix A – Agreement and Plan of Reorganization” in the Combined Prospectus and Proxy Statement, which is part of such Registration Statement, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus dated September 1, 2017, and “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information dated September 1, 2017, which are incorporated by reference and are a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri
October 16, 2017